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                                                                EXHIBIT 2.4

                      LEASEHOLD INTEREST PURCHASE AGREEMENT

      This Leasehold Interest Purchase Agreement ("Agreement") is made this _____day of March, 1998 by and between JGM Corp, an Ohio Corporation having a mailing address of 700 Ackerman Road, Suite 400, Columbus, Ohio 43202 ("Seller"), and AirNet Systems, Inc. an Ohio Corporation having a mailing address of 3939 International Gateway, Columbus, Ohio 43219 ("Buyer").

                                   Background

      Seller desires to sell and Buyer desires to purchase, all of Seller's rights and title and interest in and to the leasehold interest as described on Exhibit A attached hereto (collectively, the "Leasehold Interest") upon the terms and conditions hereinafter set forth.

                                    Agreement

      The parties hereto, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, agree as follows:

      1. Sale and Assignment. Seller agrees to sell and assign to Buyer, and Buyer agrees to purchase from Seller, the Leasehold Interest. The leasehold Interest shall include all of the right, title and interest of Seller in and to all improvements now or hereafter located on the Leased Premises ("Premises") and any repairs, alterations or improvements thereto.

      2. Assignment and Assumption of Lease. Gerald G. Mercer assigned to Buyer his rights to, title and interest in, to and under the Fuel Farm Lease between the City of Columbus and P.D.Q. Air Service, Inc., dated August 15, 1984, Effective October 31, 1997. Assignment and Assumption attached hereto as Exhibit B.

      3. Purchase Price. The purchase price for the Leasehold Interest (the "Purchase Price") is One Hundred Thousand Dollars ($100,000) payable as follows:

            (a) The purchase Price shall be paid at closing in cash in the form of a company check

            (b) The buyer shall deduct from the purchase price an amount equal to an outstanding receivable from JGM Corp in the amount of Twenty-four Thousand Dollars ($24,000).


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      4.    Closing. The closing of the transaction contemplated by this
            Agreement (the "Closing") shall take place at the offices of the Buyer and not later than May 31, 1998.

      5. Representations and Warranties of Seller. To induce Buyer to enter into this agreement to purchase the Leasehold Interest, Seller represents and warrants to Buyer as follows:

            (a) There are no liens, restrictions, encumbrances, easements or other title objections affecting the premises that are prior in lien to the assignment of the lease.

            (b) There are no leases, subleases, tenancies, licenses, or other rights of occupancy or use of any portion of the Premises.

            (c) Seller is the sole legal and beneficial owner of the Leasehold Interest.

            (d) The leasehold Interest is free and clear of all liens, security interests, encumbrances, pledges, claims of others, or equitable interests of any kind whatsoever.

            (e) All real property taxes, additions, interest and penalties, due with respect to the Premises for calendar 1996 will have been paid to the appropriate governmental agencies at or prior to the date of the closing.

            (f) Seller has no management, service, equipment, supply, maintenance, concession, or other agreements with respect to or affecting the Premises, which will be binding upon the Buyer after the Closing.

            (g) Neither Seller nor, to the Seller's knowledge, Buyer nor any prior owner of the Premises has disposed of or released any hazardous substance, containment, or pollutant on or in the Premises including any release from an underground storage tank on the Premises, liability for abatement or cleanup of which may be imposed on Buyer under any applicable law, ordinance, or regulation.

            (h) Seller does not know of any pending or threatened condemnation or eminent domain proceedings that would affect the Premises.

            (i) No litigation or proceeding is pending or threatened relating to Seller or the Premises, or any part thereof, or, to Seller's knowledge, to Lessor, which could have an adverse effect on title to or the use and enjoyment or value of the Premises or the Leasehold Interest or any part thereof, or which could in any way interfere with the consummation of the Agreement. No claims are pending against Seller by any user or the Premises, or by any other person, for which Buyer or Lessor may be liable after Closing.

      6. Contingencies. The obligation of Buyer to purchase the Leasehold Interest is subject to the satisfaction of each of the following conditions, any of which may be waived in whole or in part by Buyer at or before Closing:


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            (a)   At the date of Closing, the warranties and representations of
                  Seller set forth in the Agreement shall be true and correct

            (b) At the date of Closing, Seller shall have performed all of its obligations under this Agreement.

            (c) At the date of Closing, no petition in bankruptcy, insolvency proceeding, or petition for reorganization or for appointment of a receiver or trustee shall have been filed by or against Seller.

            If any condition specified in this section is not timely satisfied by Seller or waived by Buyer, Buyer shall have the right to terminate this Agreement, in which event neither Buyer nor Seller shall have any further obligation under this agreement; provided, that termination of this Agreement shall not be Buyer's sole remedy if Seller defaults, those additional remedies being set forth in section 9 of this Agreement.

      7. Brokers. Seller and Buyer each represents and warrants to the other that it has not dealt with any broker or other intermediary to whom a fee or commission is payable in connection with or relating to the transaction which is the subject of this Agreement. Seller and Buyer shall each defend, indemnify, and hold the other harmless from and against any and all liability, claim, charge, or damages, including without limitation attorney fees and court costs, incurred by the other as a result of any breach of the foregoing representation.

      8. Taxes; Prorations. There shall be no prorations of real property taxes or utilities.

      9. Casualty, Condemnation. If any portion of the Premises shall be taken, or proposed to be taken, by condemnation or purchase in lieu thereof, or shall be damaged by fire or other casualty, before Closing, Seller shall immediately advise Buyer thereof, and shall further advise Buyer of whether Seller proposes to repair and restore the Premises, and Buyer shall thereafter have the option exercisable through the date of Closing, to terminate this agreement or to complete the Closing.

      10. Seller's Default. If Seller shall default hereunder, Buyer shall have the option of:

            (a) canceling this Agreement, in which event Seller shall reimburse Buyer for the cost of any title search and the preparation of this Agreement; or

            (b) exercising any rights or remedies as may be provided for or allowed by law or in equity as a result of such default.

      11. Entire Agreement. This is the entire Agreement between the parties, and there are no other terms, obligations, covenants, representations, or conditions, oral or otherwise, of any kind whatsoever. Any agreement hereafter made shall be ineffective to modify this Agreement, unless that


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            agreement is in writing and signed by the party against whom enforcement is sought.

      12. Successors and Assigns. This agreement shall be binding on and shall inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, and assigns.

      13. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Sate of Ohio.

      14. Survival. Notwithstanding any presumption to the contrary, all covenents, representations, warranties, and indemnities contained in the Agreement shall survive Closing.

      IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date set forth above.

BUYER                                                   SELLER

AIRNET SYSTEMS, INC.                    JGM CORP

By: /s/ Eric P. Roy                     /s/ Gerald G. Mercer
    --------------------------------    ----------------------------------------
    Eric P. Roy                         By: Gerald G. Mercer
    Executive Vice President            President


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                                  EXHIBIT A to
                      Leasehold Interest Purchase Agreement
                       dated March 31, 1998 by and between
                        JGM Corp and AirNet Systems, Inc.

                      Description of the Leasehold Interest

Leasehold Improvements located at the Fuel Farm at Port Columbus International Airport including but not limited to underground fuel storage tanks, pumps, and other plumbing.


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